Exhibit 21.1

The information below is presented as of March 1, 2009. Except as specifically indicated below, Morningstar, Inc. holds, directly or indirectly, a 100% interest in each entity listed below. Some inactive subsidiaries have been omitted.

Subsidiaries of Morningstar, Inc.

Subsidiary	Jurisdiction of Formation
National Datamax, Inc. (1)	California
10-K Wizard Technology, LLC	Delaware
Corporate Fundamentals, Inc.	Delaware
Ibbotson Associates Advisors, LLC (2)	Delaware
Morningstar Associates, LLC	Delaware
Morningstar Fund Information LLC	Delaware
Morningstar Investment Services, Inc.	Delaware
Tenfore North America, Inc. (18)	Delaware
Ibbotson Associates, Inc.	Illinois
Financial Computer Support, Inc.	Maryland
Hemscott, Inc.	Virginia
Aspect Huntley Pty Limited (3)	Australia
Aspect Financial Pty Limited (4)	Australia
InvestorInfo Limited (4)	Australia
Morningstar Australasia Pty Limited (4)	Australia
Morningstar Direct Investments (5)	Australia
Morningstar Group Australia	Australia
Morningstar Research Pty Limited (Morningstar Australia)	Australia
Morningstar Research Thailand Limited (6)	Australia
Morningstar Canada Group, Inc.	Canada
Morningstar Research, Inc. (7)	Canada
Morningstar Asia, Ltd.	China
Morningstar Research (Shenzhen) Ltd. (8)	China
Morningstar Danmark A/S (9)	Denmark
Morningstar France Holding SAS (10)	France
Morningstar France Fund Information SARL (11)	France
Morningstar Deutschland GmbH (10)	Germany
Tenfore Financial Information GmbH (12)	Germany
Morningstar Hong Kong Fund Information, Ltd. (8)	Hong Kong
Morningstar Research Private Limited (8)	India
Morningstar India Private Limited (13)	India
Morningstar Italy, S.R.L. (14)	Italy
Morningstar Japan, K.K. (15)	Japan
Ibbotson Associates Japan K.K. (16)	Japan
Morningstar Korea, Ltd. (17)	Korea
Tenfore Benelux B.V. (18)	The Netherlands
Morningstar Europe, B.V.	The Netherlands
Morningstar Holland, B.V. (14)	The Netherlands
Morningstar Research Limited (Morningstar New Zealand) (19)	New Zealand
Morningstar Norge AS (14)	Norway
Morningstar Portugal Unipessoal LDA (14)	Portugal

Morningstar Research PTE Limited (8)	Singapore
Morningstar Research (Proprietary) Limited (10)	South Africa
Morningstar Network, S.L. (10)	Spain
Morningstar Europe, A.B. (14)	Sweden
Morningstar Sweden (Fondstar) AB (9)	Sweden
Morningstar Switzerland GmbH (10)	Switzerland
Fundamental Data Limited (20)	United Kingdom
Hemscott Group Limited (20)	United Kingdom
Morningstar Associates Europe Limited (21)	United Kingdom
Morningstar Europe, Ltd. (14)	United Kingdom
Morningstar U.K., Ltd. (14)	United Kingdom
Tenfore Systems Limited (20)	United Kingdom
Tenfore Systems Holding (18)	United Kingdom

(1) Financial Computer Support, Inc. owns 100%.

(2) Ibbotson Associates, Inc. owns 100%.

(3) Morningstar Direct Investments owns 100%.

(4) Aspect Huntley Pty Limited owns 100%.

(5) Morningstar Group Australia owns 100%.

(6) Aspect Huntley Pty Limited owns approximately 78%.

(7) Morningstar Canada Group, Inc. owns 100%.

(8) Morningstar Asia, Ltd. owns 100%.

(9) Morningstar Europe, B.V. owns approximately 25%.

(10) Morningstar Holland, B.V. owns 100%.

(11) Morningstar France Holding SAS owns 100%.

(12) Tenfore Systems Holding owns 100%.

(13) Corporate Fundamentals, Inc. owns 100%.

(14) Morningstar Europe, B.V. owns 100%.

(15) Morningstar, Inc. owns approximately 34%.

(16) Ibbotson Associates, Inc. owns approximately 68%.

(17) Morningstar, Inc. owns 40%.

(18) Tenfore Systems Limited owns 100%.

(19) Morningstar Research Pty Limited owns 100%.

(20) Morningstar U.K., Ltd. owns 100%.

(21) Morningstar Associates, LLC owns 100%.